UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 29, 2005

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon	0-23818	93-1135197
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 30, 2005, Merix Corporation (“Merix”) filed a Current Report on Form 8-K (the “Original 8-K”) to report the completion of the acquisition of the business operations of Eastern Pacific Circuits Limited and certain of its subsidiaries (collectively, “EPC”) from Eastern Pacific Circuits Holdings Limited (“EPCH”). The Original 8-K is incorporated herein by this reference. This amendment is being filed to include the financial statements and pro forma financial information required by Item 9.01 of Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The consolidated financial statements of Eastern Pacific Circuits Limited and the report of PricewaterhouseCoopers, independent auditors, relating to such consolidated financial statements, are included below.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed combined financial statements of the Registrant are included below.

(c)	Exhibits

10.1	Supplemental Agreement dated September 29, 2005, relating to the Master Sale and Purchase Agreement dated as of April 14, 2005, incorporated by reference to Merix’ Quarterly Report on Form 10-Q for the quarterly period ended August 27, 2005 and filed on October 11, 2005.

99.1	Merix Corporation Press Release dated September 29, 2005 regarding the acquisition of the business operations of Eastern Pacific Circuits Holdings Limited, incorporated by reference to Merix’ Current Report on Form 8-K filed September 30, 2005.

99.2	Consent of Independent Accountants

MERIX CORPORATION

FORM 8-K/A

REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS OF EASTERN PACIFIC CIRCUITS LIMITED

In our opinion, the accompanying consolidated balance sheets and the related consolidated profit and loss accounts, consolidated statements of changes in shareholders’ equity and consolidated cash flow statements present fairly, in all material respects, the financial position of Eastern Pacific Circuits Limited and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Hong Kong. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 24 to the consolidated financial statements.

PricewaterhouseCoopers

Hong Kong November 29, 2005

EASTERN PACIFIC CIRCUITS LIMITED

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
	HK$’000	HK$’000
Non-current assets
Intangible assets	$336,561	$373,729
Fixed assets	512,507	509,940

	$849,068	$883,669

Current assets
Inventories, net	101,409	90,428
Trade receivable, net	241,443	191,941
Prepayments and other receivable	25,393	24,124
Amount due from a related party	—	382
Amount due from ultimate holding company	2,644	2,714
Taxation recoverable	1,480	1,154
Bank balances and cash	39,591	79,428

	$411,960	$390,171

Current liabilities
Trade payable	286,961	282,957
Other payable and accrued charges	64,068	63,035
Amount due to a related party	5,580	5,600
Current portion of obligations under finance leases	7,643	—
Bank loans, secured	724,532	724,532
Taxation payable	7,031	1,033

	$1,095,815	$1,077,157

Net current liabilities	$(683,855)	$(686,986)

Total assets less current liabilities	$165,213	$196,683

Financed by:
Share capital	35,510	34,340
Reserves	64,192	115,247

Shareholders’ funds	99,702	149,587

Minority interests	41,198	38,173

Non-current liabilities
Deferred tax liabilities	9,248	8,923
Obligations under finance leases	15,065	—

	$24,313	$8,923

	$165,213	$196,683

See the accompanying Notes to the Consolidated Financial Statements

EASTERN PACIFIC CIRCUITS LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
	HK$’000	HK$’000	HK$’000

Turnover	$1,092,989	$962,895	$901,811
Cost of sales	(919,167)	(812,413)	(688,438)

Gross profit	173,822	150,482	213,373
Other revenue	2,561	2,137	3,137
Selling and marketing expenses	(58,190)	(54,018)	(45,485)
Administrative expenses	(112,508)	(139,385)	(112,440)
Impairment of goodwill	—	(394,033)	—
Provision for unutilized annual leave and long service payments	(154)	—	(33,540)

Operating profit/(loss)	5,531	(434,817)	25,045
Finance costs	(58,996)	(61,004)	(74,997)

Loss before taxation	(53,465)	(495,821)	(49,952)
Taxation	(9,655)	1,532	2,761

Loss after taxation	(63,120)	(494,289)	(47,191)
Minority interests	(9,681)	(2,384)	(6,182)

Loss attributable to shareholders	$(72,801)	$(496,673)	$(53,373)

See the accompanying Notes to the Consolidated Financial Statements

EASTERN PACIFIC CIRCUITS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
	HK$’000	HK$’000	HK$’000

Total equity as at January 1	$149,587	$605,527	$661,563

Exchange differences arising on translation of the financial statements of foreign subsidiaries	(484)	1,733	(2,663)

Net (losses)/gains not recognized in the consolidated profit and loss account	(484)	1,733	(2,663)

Loss for the year	(72,801)	(496,673)	(53,373)
Issue of shares	$23,400	$39,000	$—

Total equity as at December 31	$99,702	$149,587	$605,527

See the accompanying Notes to the Consolidated Financial Statements

EASTERN PACIFIC CIRCUITS LIMITED

CONSOLIDATED CASH FLOW STATEMENTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
	HK$’000	HK$’000	HK$’000
Operating activities
Net cash inflow generated from operations	$49,307	$275,632	$79,918
Hong Kong profits tax paid	(326)	(3,002)	(1,290)
Overseas tax paid	(3,332)	(3,119)	(4,158)

Net cash inflow from operating activities	45,649	269,511	74,470

Investing activities
Interest received	73	143	935
Payment for purchase of fixed assets	(43,323)	(129,213)	(48,632)
Proceeds from sale of fixed assets	190	—	352

Net cash outflow from investing activities	(43,060)	(129,070)	(47,345)

Net cash inflow before financing	2,589	140,441	27,125

Financing activities
Interest paid	(52,075)	(55,169)	(70,246)
Dividends paid to minority shareholders	(9,815)	—	(7,802)
Repayment of bank loans	(16,737)	(153,557)	(122,838)
New bank loans	16,737	92,820	—
Proceeds from issue of shares	23,400	39,000	—
Additional investment from a minority shareholder	3,159	—	—
Interest element of finance lease rental payments	(1,086)	—	—
Capital element of finance lease rental payments	(5,525)	—	—

Net cash outflow from financing	(41,942)	(76,906)	(200,886)

(Decrease)/increase in cash and cash equivalents	(39,353)	63,535	(173,761)
Cash and cash equivalents at January 1	79,428	14,160	190,688
Effect of foreign exchange rate changes	(484)	1,733	(2,767)

Cash and cash equivalents at December 31	$39,591	$79,428	$14,160

Analysis of balances of cash and cash equivalents Bank balances and cash	$39,591	$79,428	$14,160

See the accompanying Notes to the Consolidated Financial Statements

EASTERN PACIFIC CIRCUITS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 AND 2002

1.	Principal accounting policies

The principal accounting policies adopted in the preparation of these consolidated financial statements are set out below:

(a)	Basis of preparation

The Group has experienced recurring net losses of HK$72.8 million, HK$496.7 million and HK$53.4 million for the years ended December 31, 2004, 2003 and 2002, respectively, and had net current liabilities of HK$683.9 million and HK$687.0 million as at December 31, 2004 and 2003, respectively. In addition, as discussed in note 13(a), the Group was in breach of several covenants relating to the bank borrowings and could not repay scheduled instalments as at December 31, 2004 and 2003. Management of the Group had been in negotiation with the banks for continuing financial support and the Group had not been requested to repay immediately the borrowings as at December 31, 2004.

In response to these financial conditions, on April 14, 2005, Eastern Pacific Circuits Holdings Limited (“EPCHL”), the ultimate holding company, and Merix Corporation (“Merix”), a company with its shares listed on the National Market of National Automated Systems Dealership and Quotation, entered into an agreement for the sale of the operations of the Group for a purchase price of US$115 million plus an earn-out consideration of up to US$13 million. On September 29, 2005, such acquisition was completed and all the outstanding bank loans were fully repaid. Management of the Group believed that with the remaining financial resources from the sale of the operations, the Group will be able to meet its financial obligations as and when they fall due. Accordingly, the consolidated financial statements have been prepared on a going concern basis.

The consolidated financial statements have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in Hong Kong and comply with accounting standards issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) (formerly known as Hong Kong Society of Accountants).

In 2002, the Group adopted the following Statements of Standard Accounting Practice (“SSAPs”) issued by the HKICPA which are effective for accounting periods commencing on or after January 1, 2002:

SSAP 1 (revised)	Presentation of Financial Statements
SSAP 11 (revised)	Foreign Currency Translation
SSAP 15 (revised)	Cash Flow Statements
SSAP 34 (revised)	Employee Benefits

The adoption of the revised accounting policies of SSAP 1, SSAP 11 and SSAP 15 had no material financial impact on the consolidated financial statements of 2002. The effect on the adoption of SSAP 34 (revised) was summarized in note 1(k)(i) below.

In 2003, the Group adopted SSAP 12 “Income Taxes” issued by the HKICPA which is effective for accounting period commencing on or after January 1, 2003. The changes to the Group’s accounting policy and the effect of adopting this policy are set out in note 1(l).

In 2004, the HKICPA issued a number of new and revised Hong Kong Financial Reporting Standards and Hong Kong Accounting Standards (“new HKFRSs”) replacing the SSAPs, which are effective for accounting periods beginning on or after January 1, 2005. The Group has not early adopted these new HKFRSs in the consolidated financial statements for the year ended December 31, 2004.

(b)	Group accounting

(i)	Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to December 31.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to govern the financial and operating policies; to appoint or remove the majority of the members of the board of directors; or to cast majority of votes at the meetings of the board of directors.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated profit and loss account from the effective date of acquisition or up to the effective date of disposal, as appropriate.

All significant intercompany transactions and balances within the Group are eliminated on consolidation.

Minority interests represent the interests of outside shareholders in the operating results and net assets of subsidiaries.

(ii)	Translation of foreign currencies

Transactions in foreign currencies are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. Exchange differences arising in these cases are dealt with in the consolidated profit and loss account.

The balance sheet of subsidiaries expressed in foreign currencies are translated at the rates of exchange ruling at the balance sheet date whilst the profit and loss account is translated at an average rate. Exchange differences are dealt with as a movement in reserves.

(c)	Intangible assets

(i)	Goodwill

Goodwill represents the excess of the cost of the acquisition over the Group’s share of the fair value of the identifiable assets and liabilities acquired. Goodwill is amortized to the consolidated profit and loss account on a straight-line basis over its estimated useful life of 15 years. It is stated in the consolidated balance sheet at cost less accumulated amortization and impairment losses, if any.

(ii)	Deferred expenditure

Deferred expenditure represents the arrangement fees in respect of certain bank syndicated facilities granted under an agreement dated August 10, 2000 (note 13) and are amortized over the terms of the relevant loan facilities. Deferred expenditure is stated at cost less accumulated amortization and impairment losses, if any. When an indication of impairment exists, the carrying amount of any intangible asset is assessed and written down immediately to its recoverable amount.

(d)	Investment properties

Investment properties are interests in land and buildings in respect of which construction work and development have been completed and which are held for their investment potential, any rental income being negotiated at arm’s length. Such properties are included in fixed assets at cost. Investment properties are not depreciated except where the unexpired term of the lease is 20 years or less in which case depreciation is provided on the carrying amount over the remaining term of the lease.

(e)	Fixed assets

Fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses, if any.

Leasehold land and land use right are depreciated over the period of the lease while other fixed assets are depreciated at rates sufficient to write off their cost less accumulated impairment losses over their estimated useful lives on a straight-line basis. The principal annual rates are as follows:

Buildings	2% - 4%
Leasehold improvements	15%
Plant, machinery and equipment	15% - 20%
Furniture, fixtures and office equipment	15% - 20%
Motor vehicles	25%

Construction in progress represents the cost incurred by the Group in the construction of fixed assets less any impairment losses and is not depreciated. Cost comprises direct costs incurred during the period of construction, installation and testing. Construction in progress is re-classified to the appropriate category of fixed assets when completed and ready for use.

The plant components are depreciated over the period to overhaul. Major costs incurred in restoring the plant components to its normal working condition to allow continued use of the overall assets are capitalized and depreciated over the period to the next overhaul.

Improvements are capitalized and depreciated over the expected useful lives to the Group.

At each balance sheet date, both internal and external sources of information are considered to assess whether there is any indication that assets included in fixed assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated and where relevant, an impairment loss is recognized to reduce the asset to its recoverable amount. Such impairment losses are recognized in the consolidated profit and loss account except where the asset is carried at valuation and the impairment loss does not exceed the revaluation surplus for that same asset, in which case it is treated as a revaluation decrease.

The gain or loss on disposal of a fixed asset is the difference between the net sales proceeds and the carrying amount of the relevant asset, and is recognized in the consolidated profit and loss account. Any revaluation reserve balance remaining attributable to the relevant asset is transferred to retained earnings and is shown as a movement in reserves.

(f)	Assets under leases

(i)	Finance leases

Leases that substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as finance leases. Finance leases are capitalized at the inception of the leases at the lower of the fair value of the leased assets or the present value of the minimum lease payments. Each lease payment is allocated between the capital and finance charges so as to achieve a constant rate on the capital balances outstanding. The corresponding rental obligations, net of finance charges, are included in long-term liabilities. The finance charges are charged to the consolidated profit and loss account over the lease periods.

Assets held under finance leases are depreciated over the shorter of their estimated useful lives or the lease periods.

(ii)	Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases net of any incentives received from the leasing company are charged to the consolidated profit and loss account on a straight-line basis over the lease periods.

(g)	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost, calculated on the weighted average basis, comprises all costs of purchase, costs of conversion, and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is determined on the basis of anticipated sales proceeds less estimated selling expenses.

(h)	Trade receivable

Provision is made against trade receivable to the extent it is considered to be doubtful. Trade receivable in the consolidated balance sheet is stated net of such provision.

(i)	Cash and cash equivalents

Cash and cash equivalents are carried in the consolidated balance sheet at cost. For the purposes of the consolidated cash flow statement, cash and cash equivalents comprise cash on hand, deposits held at call with banks, cash investments with a maturity of three months or less from date of investment and bank overdraft.

(j)	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

(k)	Employee benefits

(i)	Employee leave entitlements

Employee entitlements to annual leave and long service payment are recognized when they accrue to employees. Provisions amounting to HK$6.8 million and HK$26.7 million were made in 2002 for the estimated liability for annual leave and long service payment respectively as a result of services rendered by employees up to the balance sheet date to reflect the requirement under SSAP 34 newly adopted in 2002.

Employee entitlements to sick leave and maternity or paternity leave are not recognized until the time of leave.

(ii)	Bonus plans

The expected cost of bonus payments are recognized as a liability when the Group has a present legal or constructive obligation as a result of services rendered by employees and a reliable estimate of the obligation can be made.

Liabilities for bonus plans are expected to be settled within 12 months and are measured at the amounts expected to be paid when they are settled.

(iii)	Pension obligations

The Group contributes to a mandatory provident fund scheme under the Mandatory Provident Fund Scheme Ordinance for all employees. Contributions to the scheme by the Group and employees are calculated as a percentage of employees’ basic salaries. The retirement benefit scheme cost charged to the consolidated profit and loss account represents contributions payable by the Group to the fund.

The Group’s contributions to the defined retirement benefit scheme are expensed as incurred. The assets of the scheme are held separately from those of the Group in an independently administered fund.

(l)	Deferred taxation

Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Taxation rates enacted or substantively enacted by the balance sheet date are used to determine deferred taxation.

Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

In 2002, deferred taxation was accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the consolidated financial statements to the extent that a liability or an asset was expected to be payable or recoverable in the foreseeable future. The adoption of SSAP 12 represented a change in accounting policy, which was applied retrospectively. The Group considered that the consequential changes made to SSAP 12 did not have material impact on the consolidated financial statements of the Group for the year ended December 31, 2002.

(m)	Contingent liabilities and contingent assets

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognized because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognized but is disclosed in the notes to the consolidated financial statements. When a change in the probability of an outflow occurs so that outflow is probable, they will then be recognized as a provision.

A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Group.

A contingent asset is not recognized but is disclosed in the notes to the consolidated financial statements when an inflow of economic benefits is probable. When inflow is virtually certain, an asset is recognized.

(n)	Related parties

Related parties are individuals and companies where the individual or company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions, or where two parties are subject to common control or common significant influence.

(o)	Revenue recognition

Revenue from the sales of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title has passed.

Interest income is recognized on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

(p)	Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of that asset.

All other borrowing costs are charged to the consolidated profit and loss account in the year in which they are incurred.

2.	Turnover and other revenue

The Group is principally engaged in the manufacturing and trading of printed circuit boards. Revenues recognized during the years are as follows:

	2004	2003	2002
	HK$’000	HK$’000	HK$’000
Turnover
Sales of printed circuit boards	1,092,989	962,895	901,811

Other revenue
Bank interest income	73	143	935
Sales of scrap materials	2,488	1,994	2,202

	2,561	2,137	3,137

Total revenue	1,095,550	965,032	904,948

3.	Operating profit/(loss)

Operating profit/(loss) is stated after crediting and charging the following:

	2004	2003	2002
	HK$’000	HK$’000	HK$’000
Crediting
Reversal of provision for inventory obsolescence	4,022	—	—

Charging
Auditors’ remuneration
- current	1,415	1,130	1,031

Cost of inventories	636,746	571,749	447,919

Amortization of goodwill (note 8)	31,333	64,765	64,765

Operating lease charges in respect of land and buildings	3,958	4,560	5,079
Loss on disposal of fixed assets	100	412	132
Provision for inventory obsolescence	—	2,819	1,284
Exchange losses, net	634	3,762	565
Provision for doubtful debts	3,137	2	199

4.	Finance costs

As at December 31, 2004 and 2003, no interest expenses were capitalized.

	2004	2003	2002
	HK$’000	HK$’000	HK$’000

Interest on bank borrowings wholly repayable within five years	52,075	55,169	69,162
Amortization of deferred expenditure (note 8)	5,835	5,835	5,835
Interest element of finance leases	1,086	—	—

	58,996	61,004	74,997

5.	Taxation

Hong Kong profits tax has been provided at the rate of 17.5%, 17.5% and 16.0% on the estimated assessable profit for the years ended December 31, 2004, 2003 and 2002, respectively. Taxation on overseas profits has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the countries in which the Group operates.

The amount of taxation charged/(credited) to the consolidated profit and loss account represents:

	2004	2003	2002
	HK$’000	HK$’000	HK$’000
Current taxation:
- Hong Kong profits tax	—	—	709
- Overseas taxation	9,330	1,920	4,904
- (Over)/under-provisions in prior years	—	(1,285)	998
Deferred taxation relating to the origination and reversal of temporary differences	325	(2,964)	(9,372)
Increase in opening net deferred tax liabilities resulting from an increase in tax rate	—	797	—

	9,655	(1,532)	(2,761)

The taxation of the Group differs from the theoretical amount that would arise using the taxation rate of the home country of the Group as follows:

	2004	2003	2002
	HK$’000	HK$’000	HK$’000

Loss before taxation	(53,465)	(495,821)	(49,952)

Calculated at each year’s respective taxation rate	(9,356)	(86,769)	(7,992)
Effect of different taxation rates in other countries	(3,605)	(727)	(1,606)
Income not subject to taxation	(6,194)	(27)	(252)
Expenses not deductible for taxation purposes	14,339	83,373	8,014
Under/(over)-provisions of deferred tax liabilities in prior years	—	438	(2,013)
Unrecognized tax losses	14,471	2,668	90
(Over)/under-provisions of profits tax in prior years	—	(1,285)	998
Increase in opening net deferred tax liabilities resulting from an increase in tax rate	—	797	—

Taxation charge/(credit)	9,655	(1,532)	(2,761)

6.	Loss attributable to shareholders

The loss attributable to shareholders is dealt with in the accounts of the Company to the extent of HK$22,624,000, HK$248,348,000 and HK$109,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

7.	Staff costs

	2004	2003	2002
	HK$’000	HK$’000	HK$’000

Salaries and allowances	149,912	136,395	123,480
Unutilized annual leave	—	—	6,798
Long service payments	154	—	26,742
Pension costs – defined contribution plans (note a)	3,411	4,083	5,405

	153,477	140,478	162,425

Note:

a)	Contributions of HK$923,000 and HK$1,189,000 were payable by the Group to the mandatory provident fund scheme as at December 31, 2004 and 2003, respectively.

8.	Intangible assets

	Goodwill	Deferred expenditure	Total
	HK$’000	HK$’000	HK$’000

Opening net book amount at January 1, 2003	823,021	15,341	838,362
Impairment charge (note a)	(394,033)	—	(394,033)
Amortization charge	(64,765)	(5,835)	(70,600)

Closing net book amount at December 31, 2003	364,223	9,506	373,729
Amortization charge	(31,333)	(5,835)	(37,168)

Closing net book amount at December 31, 2004	332,890	3,671	336,561

At December 31, 2004
Cost	971,478	29,175	1,000,653
Accumulated amortization and impairment losses	(638,588)	(25,504)	(664,092)

Net book amount	332,890	3,671	336,561

At December 31, 2003
Cost	971,478	29,175	1,000,653
Accumulated amortization and impairment losses	(607,255)	(19,669)	(626,924)

Net book amount	364,223	9,506	373,729

Note:

(a)	On August 17, 2000, the Company acquired a majority equity interest in a group of companies from Wong’s Circuits Holdings Limited. Due to continual losses sustained, the Group performed an assessment on the carrying value of goodwill arising from the acquisition with reference to an independent valuation by an external appraiser on the fair value of the Group as at December 31, 2003. As a result, the Group recorded an impairment charge for goodwill of approximately HK$394,033,000 in the consolidated profit and loss account for the year ended December 31, 2003.

9.	Fixed assets

	Investment property	Leasehold land and buildings	Land use right	Construction in progress	Leasehold improvements	Plant, machinery and equipment	Furniture, fixtures and office equipment	Motor vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
Cost
At January 1, 2004	215	383,789	10,264	—	29,751	204,217	29,014	1,715	658,965
Additions	—	2,058	—	6,623	—	58,499	3,828	548	71,556
Transfers	—	—	—	(5,190)	—	5,190	—	—	—
Disposals	—	—	—	—	—	(2,194)	(85)	(124)	(2,403)

At December 31, 2004	215	385,847	10,264	1,433	29,751	265,712	32,757	2,139	728,118

Accumulated depreciation
At January 1, 2004	—	41,688	359	—	7,008	87,067	12,293	610	149,025
Charge for the year	—	16,799	205	—	1,731	45,244	4,310	410	68,699
Disposals	—	—	—	—	—	(1,985)	(4)	(124)	(2,113)

At December 31, 2004	—	58,487	564	—	8,739	130,326	16,599	896	215,611

Net book value
At December 31, 2004	215	327,360	9,700	1,433	21,012	135,386	16,158	1,243	512,507

9.	Fixed assets (continued)

	Investment property	Leasehold land and buildings	Land use right	Construction in progress	Leasehold improvements	Plant, machinery and equipment	Furniture, fixtures and office equipment	Motor vehicles	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
Cost
At January 1, 2003	215	322,475	10,264	54,944	13,740	108,430	21,500	1,549	533,117
Additions	—	6,370	—	—	16,011	98,761	7,761	310	129,213
Transfers	—	54,944	—	(54,944)	—	—	—	—	—
Disposals		—	—	—	—	(2,974)	(247)	(144)	(3,365)

At December 31, 2003	215	383,789	10,264	—	29,751	204,217	29,014	1,715	658,965

Accumulated depreciation
At January 1, 2003	—	28,605	154	—	2,460	59,914	8,389	361	99,883
Charge for the year	—	13,083	205	—	4,548	29,821	4,045	393	52,095
Disposals	—	—	—	—	—	(2,668)	(141)	(144)	(2,953)

At December 31, 2003	—	41,688	359	—	7,008	87,067	12,293	610	149,025

Net book value
At December 31, 2003	215	342,101	9,905	—	22,743	117,150	16,721	1,105	509,940

The Group’s interests in properties are analyzed at their net book values as follows:

	2004	2003
	HK$’000	HK$’000
In Hong Kong, held on:
Leases of between 10 to 50 years	257,954	269,607
Outside Hong Kong, held on:
Leases of between 10 to 50 years	69,406	72,494

	327,360	342,101

As at December 31, 2004 and 2003, the net book value of leased assets was HK$22,278,000 and nil, respectively.

As at December 31, 2004 and 2003, the net book value of fixed assets pledged as security for bank loans was HK$512,507,000 and HK$509,940,000, respectively (note 13).

10.	Inventories, net

	2004	2003
	HK$’000	HK$’000

Raw materials	26,662	25,101

Work-in-progress	39,987	28,859
Finished goods	40,293	46,023

Less: Provision for obsolescence	(5,533)	(9,555)

	101,409	90,428

As at December 31, 2004 and 2003, all inventories were stated at cost less provision for inventory obsolescence.

As at December 31, 2004 and 2003, the carrying value of inventories pledged as security for bank loans was HK$101,409,000 and HK$90,428,000, respectively (note 13).

11.	Trade receivable, net

	2004	2003
	HK$’000	HK$’000

Trade receivable, gross	244,676	192,220

Less: Provision for doubtful debts	(3,233)	(279)

	241,443	191,941

As at December 31, 2004 and 2003, the carrying value of trade receivable pledged as security for bank loans was HK$241,443,000 and HK$191,941,000, respectively (note 13).

12.	Balances with ultimate holding company and a related party

The amounts due from ultimate holding company and a related party are unsecured, interest-free and without fixed terms of repayment.

The amount due to a related party is unsecured, interest-free and repayable in four instalments, with last instalment repayable on or before December 31, 2005.

13.	Bank loans and obligations under finance leases

	2004	2003
	HK$’000	HK$’000

Secured bank loans	724,532	724,532
Current portion of obligations under finance leases	7,643	—

	732,175	724,532
Long-term portion of obligations under finance leases	15,065	—

	747,240	724,532

The analysis of the above is as follows:

	2004	2003
	HK$’000	HK$’000
Bank loans
Wholly repayable within five years (note a)	724,532	724,532
Obligations under finance leases
Wholly repayable within five years	22,708	—

	747,240	724,532

The Group’s finance lease liabilities were repayable as follows:

	2004	2003
	HK$’000	HK$’000

Within one year	10,934	—
In the second year	10,400	—
In the third year to fifth year	7,274	—

	28,608
Future finance charges on finance leases	(5,900)	—

Present value of finance lease liabilities	22,708	—

The present value of finance lease liabilities is as follows:

	2004	2003
	HK$’000	HK$’000

Within one year	7,643	—
In the second year	8,358	—
In the third year to fifth year	6,707	—

	22,708	—

Note:

(a)	As at December 31, 2004 and 2003, the bank loans consisted of short-term revolving loans of approximately HK$93 million and syndicated bank loans of HK$632 million, which are repayable by 19 instalments through February 17, 2006. Pursuant to the bank loan agreements dated August 10, 2000, the bank loans bear interest at a rate per annum equal to the London InterBank Offered Rate plus a spread rate of between 2.125% to 2.875%, which is determined by the liquidity position of the Group. The spread rate is determined by the leverage ratio which represents the debt of the Company, its holding company, its subsidiaries and its fellow subsidiaries as at that date to the Group’s net operating income before interest, tax, depreciation and amortization for that period. The bank loans are secured by a first priority security interest on all of the Group’s tangible and intangible assets.

As at December 31, 2004 and 2003, the Group could not repay scheduled instalments of the syndicated bank loans totaling HK$258 million and HK$49 million, respectively. Pursuant to the bank loan agreements, in the event of default, the total amount of the outstanding bank loans together with accrued interest will become repayable immediately. Accordingly, all bank loans were classified as current liabilities as at December 31, 2004 and 2003.

As discussed in note 22, upon the acquisition by Merix on September 29, 2005, all the outstanding bank loans were repaid and all securities were released on the same day. Management considered that the Group has no further liabilities to the banks in relation to the breach of the financial covenants and the default as aforementioned.

14.	Share capital

	Authorized
	Preference shares of US$1 each		Ordinary shares of US$1 each
	No. of shares (thousand)	HK$’000	No. of shares (thousand)	HK$’000
At December 31, 2003 and 2004	4,990	38,822	200	1,556

	Issued and fully paid
	Preference shares of US$1 each		Ordinary shares of US$1 each
	No. of shares (thousand)	HK$’000	No. of shares (thousand)	HK$’000
At January 1, 2003	4,061	31,599	102	791
Issue of shares (note a)	250	1,950	—	—

At December 31, 2003	4,311	33,549	102	791
Issue of shares (note b)	150	1,170	—	—

At December 31, 2004	4,461	34,719	102	791

Note:

(a)	By an ordinary resolution passed on August 13, 2003, the Company’s issued preference share capital was increased from HK$31,599,000 to HK$33,549,000 by the creation of 250,000 preference shares of US$1 each at a price of US$20 each.

(b)	By an ordinary resolution passed on February 26, 2004, the Company’s issued preference share capital was increased from HK$33,549,000 to HK$34,719,000 by the creation of 150,000 preference shares of US$1 each at a price of US$20 each.

15.	Reserves

	Share premium	Exchange reserve	Accumulated losses	Total
	HK$’000	HK$’000	HK$’000	HK$’000

At January 1, 2004	637,434	2,511	(524,698)	115,247
Issue of preference shares	22,230	—	—	22,230
Exchange differences arising on translation of the consolidated financial statements of foreign subsidiaries	—	(484)	—	(484)
Loss for the year	—	—	(72,801)	(72,801)

At December 31, 2004	659,664	2,027	(597,499)	64,192

At January 1, 2003	600,384	778	(28,025)	573,137
Issue of preference shares	37,050	—	—	37,050
Exchange differences arising on translation of the consolidated financial statements of foreign subsidiaries	—	1,733	—	1,733
Loss for the year	—	—	(496,673)	(496,673)

At December 31, 2003	637,434	2,511	(524,698)	115,247

16.	Deferred taxation

Deferred taxation is calculated in full on temporary differences under the liability method using a principal taxation rate of 17.5% for the years ended December 31, 2004 and 2003.

The movement on the deferred tax liabilities account is as follows:

	2004	2003
	HK$’000	HK$’000

At January 1	8,923	11,090
Deferred taxation charged/(credited) to the consolidated profit and loss account (note 5)	325	(2,167)

At December 31	9,248	8,923

Deferred income tax asset is recognized for tax loss carry forwards to the extent that realization of the related tax benefit through the future taxable profits is probable. The Group has unrecognized tax losses of HK$115,081,000 and HK$27,786,000 to carry forward against future taxable income as at December 31, 2004 and 2003, respectively. As at December 31, 2004 and 2003, tax losses of HK$94,306,000 and HK$17,543,000 can be used indefinitely; tax losses of HK$20,646,000 and HK$10,243,000 respectively will expire between 2005 and 2009; while the remaining as at December 31, 2004 will expire between 2010 and 2011.

The movement in deferred tax assets and liabilities (prior to offsetting of balances within the same taxation jurisdiction) during the years are as follows:

Deferred tax liabilities	Accelerated taxation depreciation		Deferred expenditure		Total
	2004	2003	2004	2003	2004	2003
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

At January 1	16,360	14,563	1,662	2,454	18,022	17,017
Charged/(credited) to the consolidated profit and loss account	1,113	1,797	(1,020)	(792)	93	1,005

At December 31	17,473	16,360	642	1,662	18,115	18,022

Deferred tax assets					Tax losses
					2004	2003
					HK$’000	HK$’000

At January 1					(9,099)	(5,927)
Charged/(credited) to the consolidated profit and loss account					232	(3,172)

At December 31					(8,867)	(9,099)

Deferred tax assets					(8,867)	(9,099)
Deferred tax liabilities					18,115	18,022

					9,248	8,923

The amounts shown in the consolidated balance sheet include the following:

					2004	2003
					HK$’000	HK$’000

Deferred tax liabilities to be settled after more than 12 months					15,526,000	14,305,000

17.	Consolidated cash flow statement

(a)	Reconciliation of loss before taxation to net cash inflow generated from operations:

	2004	2003	2002
	HK$’000	HK$’000	HK$’000

Loss before taxation	(53,465)	(495,821)	(49,952)
Interest expense	53,161	55,169	69,162
Interest income	(73)	(143)	(935)
Depreciation	68,699	52,095	39,200
Amortization of goodwill	31,333	64,765	64,765
Impairment of goodwill	—	394,033	—
Amortization of deferred expenditure	5,835	5,835	5,835
Loss on disposal	100	412	132

Operating profit before working capital changes	105,590	76,345	128,207
Increase in inventories, net	(10,981)	(15,440)	(4,746)
(Increase)/decrease in trade receivable, net	(49,502)	4,199	(72,905)
(Increase)/decrease in prepayments and other receivable	(1,269)	20,683	(30,856)
Decrease/(increase) in amount due from ultimate holding company	70	(1,768)	(861)
Decrease in amount due from a related party	382	—	—
Increase in trade payable	4,004	209,155	43,006
Increase/(decrease) in other payable and accrued charges	1,033	(17,562)	18,073
(Decrease)/increase in amount due to a related party	(20)	20	—

Net cash inflow generated from operations	49,307	275,632	79,918

(b)	Major non-cash transactions

(i)	During the year ended December 31, 2004, the company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the leases of HK$28,233,000.

(ii)	During the year ended December 31, 2002, the Group recorded a land use right of HK$10,264,000, which was transferred from a minority shareholder of a subsidiary, Eastern Pacific Circuits (Huiyang) Limited (“EPCHY”). Approximately HK$4,684,000 of this amount was settled by way of capital injection in EPCHY, whereas the remaining balance was still unpaid as at December 31, 2004 (note 20(c)).

(c)	Analysis of changes in financing during the year:

	Share capital, including premium	Minority interests	Bank loans	Obligations under finance leases
	HK$’000	HK$’000	HK$’000	HK$’000

At January 1, 2004	671,774	38,173	724,532	—
Minority interests’ share of profits	—	9,681	—	—
Inception of finance leases (note b(i))	—	—	—	28,233
Interest element of finance leases (note 4)	—	—	—	1,086
Cash inflows/(outflows)	23,400	3,159	—	(6,611)
Dividends	—	(9,815)	—	—

At December 31, 2004	695,174	41,198	724,532	22,708

At January 1, 2003	632,774	30,723	785,269	—
Minority interests’ share of profits	—	2,384	—	—
Shares of a subsidiary issued for non-cash consideration	—	4,684	—	—
Unpaid capital contribution	—	382	—	—
Cash inflows/(outflows)	39,000	—	(60,737)	—

At December 31, 2003	671,774	38,173	724,532	—

At January 1, 2002	632,774	37,663	908,107	—
Minority interests’ share of profits	—	6,182	—	—
Cash outflows	—	(7,802)	(122,838)	—
Dividends	—	(5,320)	—	—

At December 31, 2002	632,774	30,723	785,269	—

18.	Contingent liabilities

On August 18, 2000, the Group entered into a 66-month interest rate swap transaction with a notional amount of US$72,000,000 to fix the floating interest rate on the Group’s bank loans. Interest is fixed at a rate of 6.92% per annum on the notional amount. Outstanding balance of the notional amount as at December 31, 2004 and 2003 was US$29,970,000 and US$47,160,000, respectively.

19.	Commitments

(a)	Capital commitments for property, plant and equipment outstanding were as follows:

		2004	2003
		HK$’000	HK$’000

Contracted but not provided for		21,121	18,141
Authorized but not contracted for		2,024	—

		23,145	18,141

(b) Commitments under operating leases

The Group had future aggregate minimum lease payments under non-cancellable operating leases in respect of land and buildings as follows:

		2004	2003
		HK$’000	HK$’000

Not later than one year		3,708	962
Later than one year and not later than five years		4,742	3,480
Later than five years		—	152

		8,450	4,594

20. Related party transactions

Related party transactions, which were carried out in the normal course of the Group’s business, are as follows:

(a)    The following transactions represent related party transactions between the Group and Wong’s Industrial (Holdings) Limited (“WIHL”) and its subsidiaries (collectively “WIHL group”) before the resignation of a director of the Company in May 2003, who was also in a director position to exercise significant influence on the WIHL group.

	2004	2003	2002
	HK$’000	HK$’000	HK$’000

Marketing fee payable to WIHL group (note (i))	—	—	2,554
Sales of inventories to WIHL group (note (ii))	—	5,171	20,373

Note:

(i)	In 2002, marketing fees were paid by the Group for the provision of marketing services provided by the WIHL Group.

(ii)	During the year ended December 31, 2003, all the sales between the Group and the WIHL group were entered into in the ordinary course of business. Management considered that the sales of inventories were made according to terms and conditions similar to those offered to other customers.

(b)	During the years ended December 31, 2004, 2003 and 2002, the Group paid approximately HK$2,660,000, HK$2,694,000 and HK$2,831,000, respectively for leasing land and buildings in the People’s Republic of China from a shareholder of a subsidiary and the expenses were determined on normal commercial terms.

(c)	During the year ended December 31, 2002, a land use right with a value of HK$10,264,000 was transferred from a minority shareholder of a subsidiary, EPCHY. Approximately HK$4,684,000 of this amount was recognized as capital injection in EPCHY. The remaining balance is payable to the shareholder of the subsidiary in four instalments through December 31, 2005. The value of this land use right was determined and agreed with reference to an independent valuation by an external valuer.

As at the date of this report, the remaining balance was fully paid to the minority shareholder of EPCHY.

21.	Ultimate holding company

Management regards EPCHL, a company incorporated in the Cayman Islands, as being the ultimate holding company.

22.	Subsequent events

On April 14, 2005, EPCHL and Merix, entered into a Master Sale and Purchase Agreement (“SPA”) pursuant to which Merix agreed to acquire the operations of the Group. According to the terms of the SPA, Merix agreed to pay off the outstanding loan balances of the Group as part consideration upon completion of the transaction. On September 29, 2005, the transaction was completed and the purchase consideration received was US$115 million. Approximately US$11 million of this consideration was settled by way of issuance of a subordinated promissory note from Merix with the remainder being paid in cash. However, such consideration of US$115 million is subject to a post-closing adjustment based upon the Group’s working capital as at September 29, 2005. Additional cash consideration of up to US$13 million may be receivable under an earn-out provision based on the Group’s results for the year ended December 31, 2005. Upon completion of the transaction, all the outstanding bank loans of the Group were fully repaid and all securities were released on the same day.

23.	Approval of financial statements

The financial statements were approved by management on November 29, 2005.

24.	Summary of differences between HK GAAP and US GAAP

The Group’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in Hong Kong (“HK GAAP”), which differ in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). Differences between HK GAAP and US GAAP which have significant effects on the loss attributable to shareholders and the shareholders’ funds of the Group are summarized as follows:

	Note		2004	2003
			HK$’000	HK$’000

Loss attributable to shareholders under HK GAAP			(72,801)	(496,673)
Impact of US GAAP adjustments:
Reversal of goodwill amortization	(b	)	31,333	64,765
Partial reversal of goodwill impairment	(b	)	—	150,295
Amortization of identifiable intangible assets	(c	)	(14,300)	(70,700)
Impairment of identifiable intangible assets	(c	)	—	(162,215)
Fair value of derivatives	(d	)	18,366	20,361
Additional depreciation of capitalized interest costs, net	(e	)	(158)	(21)
Partial reversal of amortization of deferred loan fees	(f	)	1,646	11
Remeasurement to functional currency	(g	)	(344)	(1,949)
Deferred taxation effect of US GAAP adjustments	(j	)	2,530	34,836

Loss attributable to shareholders under US GAAP			(33,728)	(461,290)

	Note		2004	2003
			HK$’000	HK$’000

Shareholders’ funds under HK GAAP			99,703	149,587
Impact of US GAAP adjustments:
Goodwill – cost	(a	)	(457,707)	(457,707)
Goodwill – amortization	(b	)	193,740	162,407
Partial reversal of goodwill impairment	(b	)	150,295	150,295
Identifiable intangible assets – cost	(a	)	544,890	544,890
Identifiable intangible assets – amortization	(c	)	(237,813)	(223,513)
Impairment of identifiable intangible assets	(c	)	(162,215)	(162,215)
Fair value of derivative liability	(d	)	(7,526)	(25,892)
Capitalization of interest costs, net of related depreciation	(e	)	2,926	3,084
Amortization of deferred loan fees	(f	)	(1,766)	(3,412)
Remeasurement to functional currency	(g	)	87	431
Foreign currency translation (accumulated other comprehensive income)	(g	)	8,293	4,794
Redeemable preference shares and related share premium	(h	)	(694,383)	(670,983)
Reclassification of receivable from shareholders	(i	)	(2,644)	(2,714)
Deferred taxation effect of US GAAP adjustments	(j	)	(25,863)	(28,393)

Shareholders’ deficits under US GAAP			(589,983)	(559,341)

The notes explaining the significant differences between HK GAAP and US GAAP that impact the loss attributable to shareholders and the shareholders’ funds of the Group are as follows:

(a)	Business combinations

Under HK GAAP, the excess of the cost over the fair value of the identifiable assets and liabilities acquired was recorded as goodwill.

Under US GAAP, the cost of acquisition is allocated to fair value of acquired assets and liabilities, including separately identifiable intangible assets according to Accounting Principles Board Opinions (“APB 16”). Any excess cost of the acquisition is recognized as goodwill. As a result of applying the principles of purchase accounting under APB 16, identifiable intangible assets related to acquired customer relationships and non-compete agreements were recorded.

(b)	Goodwill

Under HK GAAP, as specified in SSAP 30 “Business Combinations,” goodwill is capitalized and amortized on a straight-line basis over its estimated useful life. Generally, goodwill is tested for impairment whenever there are indications that impairment may exist. An impairment loss is recognized whenever the carrying amount of the cash generating unit to which goodwill belongs exceeds its recoverable amount, which is defined as the higher of net selling price and value-in-use. The goodwill impairment loss recorded for the year ended December 31, 2003 under HK GAAP is greater than the impairment loss recorded for US GAAP as the goodwill carrying amount under HK GAAP is larger due to none of the purchase price being allocated to identifiable intangibles under HK GAAP at the time of the business combination.

Under US GAAP, prior to January 1, 2002, goodwill arising from the application of the purchase method of accounting was capitalized and amortized on a straight-line basis over its estimated useful life of 15 years from the date of acquisition. Upon the adoption of Statement of Financial Accounting Standard (“SFAS”) 142 “Goodwill and Other Intangible Assets” with effect from January 1, 2002, goodwill is no longer subject to amortization. Hence, the amortization of goodwill which has been provided under HK GAAP was reversed under US GAAP.

Using the prescribed two-step process, SFAS 142 requires that goodwill be tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate impairment. The first step screens for potential impairment of goodwill if the fair value of the reporting unit is less than its carrying value, while the second step measures the amount of goodwill impairment by comparing the implied fair value of goodwill to its carrying value.

(c)	Identifiable intangible assets

Under HK GAAP, no intangible assets were identified and therefore no impairment review needs to be performed.

Under US GAAP, intangible assets with finite useful lives are amortized over their useful lives which are no longer limited to 40 years. Both the acquired customer relationships and non-compete agreement are classified as identifiable intangible assets with finite useful lives, and therefore, are subject to amortization.

SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that intangible assets with finite useful lives be tested for impairment, using the prescribed two-step process, if events or changes in circumstances indicate that the asset might be impaired. The first step is a recoverability test which screens for potential impairment of an asset based on whether the undiscounted sum of estimated future cash flows from an asset is less than its carrying value. If such assets are considered to be impaired, the second step is to measure the impairment by comparing the carrying value to the fair value, which is determined based on the estimated future discounted net cash flows expected to be generated by the asset held for continuous use. The new cost basis is not changed for subsequent recoveries in fair value.

For the year ended December 31, 2003, an impairment loss was recognized on identifiable intangible assets recorded under US GAAP.

(d)	Derivative financial instruments

Under HK GAAP, derivatives are not required to be recorded on the balance sheet.

Under US GAAP, SFAS 133 “Accounting for Derivative Instruments and Hedge Activities”, as amended by SFAS 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities” requires all financial instruments and derivatives to be recognized on the balance sheet at fair value. The accounting for changes in fair value depends on whether the derivative instrument is designated and qualifies as a hedging relationship. As indicated in note 18, in August 2000 the Group entered into an interest rate swap to fix the floating interest rate on the Group’s bank loans. Under US GAAP, this derivative instrument was not designated as a hedging relationship, and therefore, it did not qualify for hedge accounting under SFAS 133. Changes in fair value of the interest rate swap have been recognized in income for the years ended December 31, 2004 and 2003.

(e)	Capitalization of interest cost

Under HK GAAP, borrowing costs that are directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of that asset.

Under US GAAP, SFAS 34 “Capitalization of Interest Cost” requires interest costs incurred prior to the asset being ready for its intended use be capitalized. Capitalizable interest cost is interest cost incurred that theoretically could have been avoided during the period described if expenditures for qualifying assets had not been made.

The interest cost eligible for capitalization is the interest cost recognized on borrowings and other obligations. The amount capitalized in an accounting period is determined by applying the capitalization rate to the average amount of accumulated expenditures for the asset during the period. The capitalization rate used is based on the interest rates applicable to a company’s outstanding borrowings during the period.

During the period of construction for the Huiyang manufacturing facility, interest costs were not capitalized under HK GAAP because they did not relate to a borrowing specifically attributable to the construction. The amounts were capitalized under US GAAP as they represent interest costs that could have theoretically been avoided. As a result, additional amounts have been recorded under US GAAP for the historical cost of the Huiyang facility and the corresponding depreciation charge.

(f)	Amortization of deferred loan fees

Under HK GAAP, debt issue costs are capitalized as intangible assets and amortized using the straight-line method over the life of the debt.

Under US GAAP, APB 21 “Interest on Receivables and Payables” indicates that debt issue costs are capitalized in the balance sheet as deferred charges and amortized using the interest method over the life of the debt.

(g)	Foreign currency remeasurement and translation

Under HK GAAP, transactions in foreign currencies are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. Exchange differences arising in these cases are dealt with in the consolidated profit and loss account. The balance sheets of subsidiaries expressed in foreign currencies are translated at the rates of exchange ruling at the balance sheet date while the profit and loss account is translated at an average rate. Exchange differences are dealt with as a movement in reserves.

Under US GAAP, SFAS 52 “Foreign Currency Translation” requires that assets, liabilities and operations of a foreign entity be measured using the functional currency of that entity. An entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash. If an entity’s books of record are not maintained in its functional currency, remeasurement into the functional currency is required. Remeasurement is required before translation into the reporting currency. All exchange gains and losses from the remeasurement of monetary assets and liabilities are recognized in net income. The process of remeasuring a foreign currency into its functional currency results in differences between HK GAAP and US GAAP as there is no functional currency concept under HK GAAP.

Foreign currency translation adjustments result from the process of translating an entity’s financial statements from the functional currency into the reporting currency. All elements of financial statements are translated using current exchange rates. For assets and liabilities, the exchange rate at the balance sheet date is used. For revenues, expenses, gains, and losses, the weighted average exchange rate for the period is used to translate those elements. Translation adjustments are not included in the determination of net income, but are reported in other comprehensive income and accumulated in a separate component of equity.

(h)	Redeemable preference shares

Under HK GAAP, redeemable preference shares whose redemption is outside the control of the issuer are classified as a component of shareholders’ funds.

Under US GAAP, preferred securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. The non-voting cumulative redeemable preference shares of the Company and the associated share premium are classified in the mezzanine equity level.

(i)	Reclassification of receivable from shareholders

Under HK GAAP, the amount due from ultimate holding company is shown as a receivable in the consolidated balance sheet.

Under US GAAP, the amount due from ultimate holding company is reported as a deduction from shareholders’ equity.

(j)	Deferred taxation

Under HK GAAP, a deferred tax asset is recognized to the extent it is probable that future taxable profits will be available against which the temporary differences can be utilized. The unrecognized deferred tax asset is disclosed in the notes to the financial statements.

Under US GAAP, a deferred tax asset is recognized in full and a valuation allowance is recorded to reduce the carrying amount of deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized through recovery of taxes previously paid or future taxable income. The allowance is subject to ongoing adjustments based on changes in circumstances that affect the Group’s assessment of the realizability of the deferred tax assets.

HK GAAP and US GAAP are substantially the same with respect to deferred income tax expense or benefits that affects the Group.

The amounts included in the reconciliation show the income tax effects of the differences between HK GAAP and US GAAP as described above.

Consolidated cash flow statements

Under HK GAAP, the Group applies SSAP 15 “Cash Flow Statements.” The objectives and principles of SSAP 15 are similar to those set out in SFAS 95, “Statement of Cash Flows” for US GAAP purposes. Under both HK GAAP and US GAAP, the Group presents its cash flows by operating activities, investing activities, and financing activities.

The principal differences between HK GAAP and US GAAP relate to classification. Interest received is classified under investing activities and interest paid under financing activities shown under SSAP 15. For US GAAP, these items are classified under operating activities.

A reconciliation of the major captions in the consolidated statements of cash flow under HK GAAP and US GAAP is as follows:

	2004	2003
	HK$’000	HK$’000
Net cash inflow from operating activities under HK GAAP	45,649	269,511
Interest received	73	143
Interest paid	(52,075)	(55,169)

Net cash (outflow)/inflow from operating activities under US GAAP	(6,353)	214,485

Net cash outflow from investing activities under HK GAAP	(43,060)	(129,070)
Interest received	(73)	(143)

Net cash outflow from investing activities under US GAAP	(43,133)	(129,213)

Net cash outflow from financing activities under HK GAAP	(41,942)	(76,906)
Interest paid	52,075	55,169

Net cash inflow/(outflow) from financing activities under US GAAP	10,133	(21,737)

MERIX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of presentation

The following unaudited pro forma condensed combined financial statements and explanatory notes have been prepared to illustrate the effect of Merix Corporation’s (“Merix”) completion of the acquisition of the business operations of Eastern Pacific Circuits Limited and certain of its subsidiaries (collectively, “EPC”), a Hong Kong based supplier of printed circuit boards, from Eastern Pacific Circuits Holdings Limited (“EPCH”). Existing minority interest owners retained, subsequent to completion of the acquisition, their ownership percentage in the four entities that hold facilities and conduct business operations in the People’s Republic of China. The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma condensed combined financial statements. Under this method of accounting, the purchase consideration is allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. Management of Merix is responsible for determining the allocation of the purchase consideration. For purposes of the unaudited pro forma condensed combined financial statements, the fair values were based upon a preliminary valuation of tangible and identifiable intangible assets acquired, including estimated useful lives, estimated by the management of Merix with the assistance of an independent appraiser. This allocation and the lives shown are preliminary and subject to change pending management’s final valuation. The unaudited pro forma adjustments are based upon available information and certain assumptions that Merix believes are reasonable under the circumstances. The final valuation may differ materially from the preliminary estimates, which would change the fair values assigned to assets acquired and liabilities assumed and the allocation of the purchase price.

The unaudited pro forma condensed combined financial statements are derived from the historical financial statements of Merix and EPC. The unaudited pro forma condensed combined balance sheet illustrates the pro forma effect of the acquisition of EPC’s operations as if the acquisition had been completed on May 31, 2005 and combines Merix’ May 31, 2005 audited consolidated balance sheet with EPC’s June 30, 2005 unaudited consolidated balance sheet. The unaudited pro forma condensed combined statement of operations gives the pro forma effect of the acquisition as if it had been completed on June 1, 2004 and combines Merix’ audited consolidated statement of operations for the year ended May 31, 2005 with EPC’s unaudited profit and loss account for the year ended May 31, 2005. Merix’ audited consolidated statement of operations for the year ended May 31, 2005 includes the operations of Data Circuit Holdings, Inc. (“Holdings”) and its wholly-owned subsidiary, Data Circuit Systems, Inc. (“Systems”), a quick-turn circuit board manufacturer, which were acquired by Merix on December 9, 2004. The unaudited pro forma condensed combined statement of operations has been prepared as if the acquisition of Holdings occurred on June 1, 2004.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•	Merix’ May 31, 2005, 2004 and 2003 historical audited consolidated financial statements and accompanying disclosures included in its Annual Report on Form 10-K for its fiscal year ended May 28, 2005. Merix’ fiscal year is the 52- or 53-week period ending the last Saturday in May. Fiscal year 2005 was a 52-week year ended May 28, 2005. For convenience, Merix’ fiscal year is presented as ended on May 31.

•	EPC’s December 31, 2004, 2003, and 2002 historical audited consolidated financial statements and accompanying disclosures included in item 9.01(a) of this report.

•	Holding’s September 30, 2004, 2003 and 2002 historical audited consolidated financial statements included in item 9.01(a) of Merix’ Current Report on Form 8-K/A dated December 9, 2004 and filed with the Securities and Exchange Commission on February 18, 2005.

The unaudited pro forma condensed combined financial statements reflect certain reclassifications made to the statement of operations of Holdings, and the profit and loss account and balance sheet of EPC to conform to the presentation by Merix.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect future events that may occur after the acquisition has been completed. As a result of the assumptions, estimates and uncertainties, the accompanying unaudited pro forma condensed combined financial statements do not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict Merix’ future financial condition or results of operations. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies, nor do the pro forma adjustments reflect any expenses for future operating changes or one-time integration costs.

MERIX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MAY 31, 2005

(US dollars in thousands)

	Historical		Pro Forma Adjustments	Pro Forma Notes	Combined
	Merix	EPC
Assets
Cash, cash equivalents and short-term investments	$77,685	$—	(37,052)	(1)	$38,021
			(2,612)	(5)
Accounts receivable, net	37,338	31,681	—		69,019
Inventories	11,227	12,542	2,385	(4)	26,154
Prepaids and other current assets	2,451	1,109	647	(5)	4,207

Total current assets	128,701	45,332	(36,632)		137,401
Property, plant and equipment, net	88,132	57,678	(5,224)	(4)	140,586
Leasehold land rights	—	5,078	1,425	(4)	6,503
Deferred tax assets	—	—	—	(6)	—
Goodwill	25,551	—	56,160	(2)	81,711
Identifiable intangible assets	9,754	—	9,835	(3)	19,589
Other assets	1,803	—	1,965	(5)	3,768

Total assets	$253,941	$108,088	$27,529		$389,558

Liabilities and Shareholders’ Equity
Accounts payable	$16,957	$37,173	—		$54,130
Other accrued liabilities	11,013	10,244	—		21,257
Current portion of long-term debt	1,000	89,221	(89,221)	(1)	1,000

Total current liabilities	28,970	136,638	(89,221)		76,387
					—
Note payable	1,000	—	11,000	(1)	12,000
Long-term debt	25,000	3,667	67,533	(1)	96,200
Non-current deferred tax liabilities	—	1,190	(1,190)	(4)	—
Other long-term liabilities	960	—	—		960

Total liabilities	55,930	141,495	(11,878)		185,547

Minority interest	—	6,000	—		6,000

Shareholders’ equity (deficit)	198,011	(39,407)	39,407	(1)	198,011

Total liabilities, minority interest and shareholders’ equity	$253,941	$108,088	$27,529		$389,558

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

MERIX CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MAY 31, 2005

(US dollars in thousands)

The unaudited pro forma condensed combined balance sheet gives effect to the following unaudited pro forma adjustments:

(1)	Merix completed the acquisition of the business operations of EPC for an estimated purchase price of $119,252. Merix financed the acquisition with a combination of approximately $32,800 of available cash, term loans, including the assumption of some EPC debt, and revolving credit borrowings of approximately $71,200 under two new credit facilities, and the issuance of an $11,000 subordinated promissory note to EPCH. In accordance with the purchase method of accounting, the historical equity accounts of EPC are eliminated upon acquisition and the total estimated purchase consideration is allocated to EPC’s tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values. Purchase price consideration was utilized to extinguish EPC debt of $89,221.

The estimated purchase price is calculated as follows:

Cash consideration	$32,800
Institutional financing	67,533
Assumption of EPC debt	3,667
Promissory note to EPCH	11,000
Direct acquisition costs	4,252

Total	$119,252

Preliminary allocation of purchase price to the fair value of EPC’s assets and liabilities:

Current assets	$47,717
Property, plant and equipment	52,454
Leasehold land rights	6,503
Identifiable intangible asset - customer relationships	9,835
Goodwill	56,160
Liabilities assumed	(53,417)

Total	$119,252

The preliminary allocation of the purchase price to the fair value of EPC’s tangible and identifiable intangible assets acquired and liabilities assumed was estimated by the management of Merix with the assistance of an independent appraiser. The final valuation may differ materially from the preliminary estimates, which would change the fair values assigned to assets acquired and liabilities assumed and the allocation of the purchase price. The preliminary purchase price indicated above does not reflect potential additional consideration based on changes in working capital, cash and an additional earnout payment of up to $13,000 if the business meets certain adjusted EBITDA targets in calendar 2005. The additional purchase consideration, if paid, will increase recorded goodwill.

(2)	Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets acquired. The acquisition of EPC enabled Merix to better position itself to support its existing customer base, introduce its technology to new customers in Asia, offer a diverse range of products, and reduce its overall cost structure. The acquisition also provided Merix with a strategic combination of well-located manufacturing operations, a seasoned management team, and an expanded customer base which diversifies its end markets, resulting in the recognition of a significant amount of goodwill. In accordance with Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized, but will be tested for impairment on an annual basis, or more frequently if impairment is indicated. None of the goodwill is considered deductible for tax purposes.

(3)	Intangible assets recognized, apart from goodwill, represent the estimated fair value of EPC’s existing customer relationships acquired by Merix. The estimated fair value of customer relationships, which are all non-contractual, was determined based on the provisions of Statement of Financial Accounting Standard No. 141, “Business Combinations,” (“FAS 141”). The fair value of customer relationships was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the identified intangible asset and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to identified intangible assets are discounted to their present value at rate commensurate with perceived risk. The net future cash flows expected to be generated from the acquired customer relationships were discounted using a rate of 13%.

The economic useful life of acquired customer relationships is estimated to be between 8 and 13 years. The customer relationship intangible asset will initially be amortized on a straight-line basis over a period of 10 years and adjusted for subsequent reassessments of the actual benefit period associated with acquired customer relationships.

Customer relationships will be reviewed for impairment when circumstances indicate that the carrying amount may not be recoverable. If the sum of expected undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using anticipated cash flows discounted at a rate commensurate with the risk involved.

(4)	Adjustment to restate reported assets and liabilities acquired at estimated fair market value.

(5)	Adjustment to reflect cash paid for financing costs related to institutional borrowings. These financing costs have been capitalized and will be amortized over the lives of the respective loans:

Current deferred financing costs	$647
Non-current deferred financing costs	1,965

Cash paid for financing costs	$2,612

(6)	The net deferred tax assets arising from the acquisition of the business operations of EPC are being fully offset by a valuation allowance. Deferred taxes were examined on a jurisdiction by jurisdiction basis. A full valuation allowance has been established in each of the jurisdictions as it is more likely than not that the deferred tax assets will not be realized through future taxable income. The deferred tax assets are primarily related to net operating losses and differences in the book and tax valuations of fixed assets for those entities whose stock was acquired. The deferred tax liabilities are primarily related to difference in the book and tax valuations of current assets for those entities whose stock was acquired. The gross amount of deferred taxes arising from the acquisition of EPC’s operations are as follows:

Current deferred tax assets	$(1,022)
Current deferred tax liabilities	568

Net current deferred tax assets	$(454)

Non-current deferred tax assets	$(2,082)
Non-current deferred tax liabilities	169

Net non-current deferred tax assets	$(1,913)

Total net deferred tax assets	$(2,367)
Adjustment to valuation allowance	2,367

Net	$—

MERIX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2005

(US dollars in thousands, except per share data)

	Merix	Historical Holdings	EPC	Holdings Pro Forma Adjustments	Holdings Pro Forma Notes	EPC Pro Forma Adjustments	EPC Pro Forma Notes	Combined
					(1)
Net sales	$186,994	$15,240	$135,614	—		—		$337,848
Cost of sales	163,205	8,891	120,890	1,421	(2)	1,535	(2)	291,612
				173	(4)	(4,503)	(4)

Gross profit	23,789	6,349	14,724	(1,594)		2,968		46,236
Operating expenses:
Engineering	6,774	—	—	—		1,159	(2)	7,933
Selling, general and administrative	18,266	4,515	11,651	(1,421)	(2)	(2,694)	(2)	30,317
Amortization of intangible assets	1,386	—	—	1,386	(3)	984	(3)	3,756

Total operating expenses	26,426	4,515	11,651	(35)		(551)		42,006
Operating income (loss)	(2,637)	1,834	3,073	(1,559)		3,519		4,230
Interest and other income (expense), net	35	(644)	(7,729)	179	(5)	1,209	(6)	(6,950)

Income (loss) before taxes	(2,602)	1,190	(4,656)	(1,380)		4,728		(2,720)
Income tax expense	(8)	(417)	(1,492)	417	(7)	—	(7)	(1,500)

Net income (loss) after tax	(2,610)	773	(6,148)	(963)		4,728		(4,220)
Minority interests	—	—	(1,874)	—		166	(4)	(1,708)

Net income (loss)	$(2,610)	$773	$(8,022)	$(963)		$4,894		$(5,928)

Net loss per share:
Basic	($0.14)							($0.31)
Diluted	($0.14)							($0.31)
Shares used in per share calculations:
Basic	19,224							19,224
Diluted	19,224							19,224

See the accompanying Notes to Unaudited Pro forma Condensed Combined Statements of Operations

MERIX CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2005

(US dollars in thousands)

The unaudited pro forma condensed combined statements of operations give effect to the following unaudited pro forma adjustments:

(1)	The pro forma results have been adjusted to give effect to the acquisition of Holdings as if that transaction had occurred on June 1, 2004.

The purchase price of Holdings is calculated as follows:

Cash paid to selling shareholders	$31,138
Cash paid to extinguish debt of Holdings	10,108
Cash paid to satisfy capital lease obligations	400
Note payable to selling shareholders	2,000
Direct acquisition costs	366

Total	$44,012

The allocation of the purchase price to the fair value of Holdings’ tangible and identifiable intangible assets acquired and liabilities assumed was estimated by the management of Merix with the assistance of an independent appraiser. The pro forma purchase price is allocated to the fair value of Holdings’ assets and liabilities as follows:

Current assets	$4,757
Property and equipment	4,397
Identifiable intangible assets	11,140
Goodwill	25,551
Liabilities assumed	(1,833)

Total	$44,012

At the time of acquisition, previously existing notes due to and from Stockholders were settled by Holdings. Redeemable preferred stock and shareholders’ deficit of Holdings are eliminated in accordance with the purchase method of accounting.

Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets. The acquisition of Holdings enabled Merix to enhance its presence in the market place by adding scale to its quick-turn manufacturing capacity, to diversify its end markets and to gain incremental quick-turn process capabilities which were contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill. In accordance with Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized, but will be tested for impairment on an annual basis, or more frequently, if impairment is indicated.

Identifiable intangible assets acquired in relation to the Holdings’ transaction are as follows:

		Useful Lives
Customer relationships	$9,900	(6.5 years	)
Non-compete agreement	1,200	(2 years	)
Manufacturing sales representatives network	40	(5.5 years	)

Total	$11,140

The estimated fair value attributed to Systems’ existing customer relationships, which are all non-contractual, was determined based on a discounted forecast of the estimated net future cash flows to be generated from those customers using a discount rate of 16%. The estimated fair value of existing customer relationships will be amortized over six and one-half years as a percent of the total undiscounted cash flows generated over the life of the asset reflecting the pattern of economic benefit of this asset.

The estimated fair value attributed to the non-competition agreement, which prevents the President of Systems from competing against Merix for a period of two years, was determined based on a discounted forecast of the estimated net future cash flows associated with the expected savings resulting from having the agreement in place. The discount rate used was 18% and the estimated fair value of the non-competition agreement will be amortized on a straight-line basis over a two-year period.

The estimated fair value attributed to the manufacturing representative network, which is a network of independent manufacturing sales representatives used to market Systems’ products, was determined based on the estimated cost of replicating the network. The estimated fair value of the manufacturing representative network will be amortized on a straight-line basis over a five and one-half year life.

(2)	Reclassifications between cost of sales and selling, general and administrative expense have been made to the historical presentation of Holdings and EPC to conform with Merix’ presentation as follows:

	Holdings	EPC
Cost of sales	$1,421	$1,535
Selling, general and administrative	(1,421)	(2,694)
Engineering	—	1,159

Total	$—	$—

As such amounts are not expected to have a continuing impact on Merix’ operations, the unaudited pro forma condensed combined statement of operations for the year ended May 31, 2005 does not reflect the impact on cost of sales of $320 (net of zero tax impact) and $2,385 (net of zero tax impact) resulting from an increased fair value of inventories due to the application of purchase accounting related to the acquisitions of Holdings and EPC, respectively. In addition, the unaudited pro forma condensed combined statement of operations does not reflect the impact on cost of sales of $990 (net of zero tax impact) relating to supplies that were capitalized in accordance with EPC accounting policies, but will be expensed in accordance with Merix accounting policies.

(3)	Identifiable intangible assets acquired are being amortized based on either undiscounted future cash flows or on a straight-line basis as discussed in Note 3 to the unaudited pro forma condensed combined balance sheet for acquisition of EPC operations and Note 1 to the unaudited pro forma condensed combined statement of operations for the acquisition of Holdings. The adjustment to reflect amortization expense is as follows:

	Holdings	EPC
Customer relationships	$1,106	$984
Non compete agreement	277	—
Manufacturing sales representatives network	3	—

Total	$1,386	$984

(4)	Adjustment to revise depreciation and amortization expense and the associated impact on minority interests based on the fair market value of acquired fixed assets and leasehold land rights:

	Holdings	EPC
Depreciation expense	$173	$(4,535)
Amortization expense	—	32

Total	$173	$(4,503)

Minority interests	$—	$166

Leasehold land rights represent amounts paid to lease land in Hong Kong and the People’s Republic of China. Amounts are paid at the beginning of the lease term and amortized on a straight-line basis over the remaining period of the initial 50-year lease term.

(5)	In connection with the acquisition of Holdings, Merix issued a promissory note in the amount of $2,000 to the selling shareholders. Principal on the note is to be paid in two equal annual installments and the note bears an interest rate of 5% per annum. In addition, Merix paid the selling shareholders $10,108 to extinguish the existing outstanding debt of Holdings at the time of the acquisition.

Interest income was reduced as if the cash payment for the acquisition of Holdings occurred on June 1, 2004. An interest rate of 1.74% was assumed.

The adjustment to revise interest expense and interest income is as follows:

Holdings
Elimination of interest expense on Holdings’ debt	$594
Interest expense on new promissory note	(50)
Reduction of interest income	(365)

Total	$179

(6)	In connection with the acquisition of the operations of EPC, Merix entered into a domestic Loan and Security Agreement (the “Domestic Loan Agreement”). Under the Domestic Loan Agreement, the lenders provided a term loan of $16,500 and a revolving line of credit of up to $38,500, of which $24,700 was drawn to complete the acquisition. Unless earlier terminated in accordance with the Domestic Loan Agreement, the maturity date of the Domestic Loan Agreement is September 28, 2010, with the principal of the term loan to be repaid in 19 equal quarterly payments of $687.5 each and a final payment on the maturity date of $3,437.5. The loans bear interest at (a) either the prime rate or LIBOR for a borrowing period of one, two, three or six months, in each instance as selected by Merix, plus (b) an additional margin (which is 50 basis points higher for the term loan than for the revolving loan) based upon certain performance criteria of US operations. The Domestic Loan Agreement is secured by the assets of Merix’ US operations.

In addition, a wholly-owned subsidiary of Merix entered into an Asian Credit Agreement (the “Asian Credit Agreement”) which provided an initial term loan of $21,333, an assumption of EPC debt of $3,667, and a revolving line of credit of $5,000, which was fully drawn to complete the acquisition. Unless earlier terminated in accordance with the Asian Credit Agreement, the maturity date of the Asian Credit Agreement is March 15, 2009, with the principal of the term loans to be repaid in equal payments of $7,500 on each of December 1, 2006, 2007 and 2008 and the balance payable, along with the outstanding balance of the revolving loan, on March 15, 2009. The loans bear interest at (a) LIBOR for a borrowing period of one, two, three or six months, in each instance, as selected by Merix, plus (b) an additional margin of 250 basis points for the first year and thereafter an additional margin based on certain performance criteria of Asian operations. The Asian Credit Agreement is secured by the assets of Merix’ Asian operations.

In conjunction with closing the transaction, a wholly-owned subsidiary of Merix delivered a promissory note to EPC for a total of (a) $11,000 plus (b) the amount of the earnout consideration determined under the previously announced Master Sale and Purchase Agreement. The principal is to be paid in four equal installments on March 1, 2007, December 1, 2007, December 1, 2008 and March 15, 2009. The outstanding principal balance earns interest at 7% per annum through December 1, 2006, 8% per annum thereafter through December 1, 2007 and 9% per annum thereafter.

Interest income was reduced as if the cash consideration of the purchase price for the operations of EPC was paid on June 1, 2004. An interest rate of 2.28% was assumed.

The adjustment to revise interest expense and interest income is as follows:

EPC
Elimination of interest expense on debt of EPC	$7,980
Interest expense on institutional borrowings	(4,451)
Interest expense on promissory note	(770)
Amortization of deferred financing costs	(647)
Reduction of interest income	(903)

Total	$1,209

(7)	Merix has recorded a full valuation allowance against its deferred tax asset which is adjusted by periodic income tax expense or benefits. Consequently, the income tax provision of Holdings is eliminated upon consolidation. The income tax expense of EPC represents current income tax expense of foreign jurisdictions, and therefore, is not eliminated upon consolidation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2005	/s/ Janie S. Brown
Janie S. Brown
Sr. Vice President and Chief Financial Officer